Exhibit 99.1

Monotype Announces Efficiency Program

WOBURN, Mass.--(BUSINESS WIRE)--June 11, 2018--Monotype Imaging Holdings Inc. (Nasdaq: TYPE) today announced an efficiency program estimated to yield up to approximately $8 million in annualized savings. The changes continue the alignment of operational resources with Monotype’s market opportunities and long-term strategic initiatives.

The program is expected to be substantially complete by the end of 2018 and will be fully reflected in the Company's full-year 2019 results. The main drivers of the efficiency gains are:

  A focus on products and markets that are most impactful to creative professional and OEM customers.
  Winding down products for which there is little customer demand, including Swyft and the Monotype Library Subscription for individuals, and redirecting investments to products that are resonating the strongest with customers.
  A geographic footprint refinement that aligns with go-to-market strategy and optimizes resources in regional centers of excellence.

“We remain focused on creating long-term value by expanding profitability margins through both revenue conversion and driving efficiency across the organization,” said Scott Landers, president and CEO of Monotype. “We’re committed to taking a market-based approach to our investments and believe that these actions allow us to focus on those products that are resonating the most with our customers and deploy resources to the greatest market opportunities.”

In connection with the program, Monotype expects to incur $6.0 to $8.0 million of non-recurring costs, of which $1.0 to $2.0 million will be non-cash charges. These costs will primarily be recorded in the second quarter, however, the estimated cash costs of $5.0 to $6.0 million are expected to be paid throughout 2018 and the first half of 2019. The variability in the estimate of the non-recurring cost is primarily driven by ongoing severance and facility consolidation negotiations. In addition to the impact on operating expenses, these non-recurring costs are expected to have a $(0.05) to $(0.07) effect on the Company’s second-quarter GAAP earnings per diluted share. Notwithstanding the impact of these non-recurring charges, the Company is reiterating its previously reported second-quarter guidance, and will provide an update of full-year 2018 financial guidance on its earnings call for the quarter ending June 30, 2018.

Forward-Looking Statements
This release may contain forward-looking statements including those related to anticipated savings, costs and expenses resulting from the Company’s restructuring actions, anticipated changes to the company’s workforce and changes to the company’s product portfolio that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with whether the company’s cost savings and expenses are as predicted, potential disruptions to the company’s business operations as a result of the restructuring inclusive of the anticipated reduction of workforce and consolidation of facilities, and risks associated with the wind down of certain of the company’s products. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings. The forward-looking financial information set forth in this release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts to be included in the company’s future earnings releases and public filings. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype
Monotype provides the design assets, technology and expertise that help create beautiful, authentic and impactful brands that customers will engage with and value, wherever they experience the brand, now and in the future. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ©2018 Monotype Imaging Holdings Inc. All rights reserved.

CONTACT:
Investor Relations:
Monotype
Christopher S. Brooks, 781-970-6120
ir@monotype.com